Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: Facsimile:	(949) 585-7500 (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ADDED TO THE
NASDAQ FINANCIAL 100 INDEX

IRVINE, CA – January 24, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that its common stock has been added to The NASDAQ Financial 100 Index. The Index consists of 100 of the largest domestic and international financial companies listed on the NASDAQ Stock Market based on market capitalization.

Stephen H. Gordon, Chairman and Chief Executive Officer of CCBI commented, “We are very pleased with our inclusion in this important market index. The growth and success of the Company has resulted in a market capitalization that qualifies us for this inclusion just two years after our initial public offering in December of 2002.” Gordon continued, “We believe that this achievement will provide further exposure of the Company to a wide range of institutional and retail investors.”

At September 30, 2004, Commercial Capital Bancorp, Inc. had total assets of $5.0 billion, and total deposits of $2.3 billion. Commercial Capital Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and lending offices, located in Corte Madera, Burlingame, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and San Diego, California, with plans to open banking offices in San Mateo, California in early 2005, and Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended September 30, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended September 30, 2004 (source: www.fdic.gov).